Exhibit 99.1
FOR IMMEDIATE RELEASE

CAVA Announces the Retirement of Karen Kochevar from the Board

Washington, D.C. — April 21, 2026 — Karen Kochevar has informed the Company that she will retire from the Board upon the expiration of her current term and will not stand for re-election at the 2026 Annual Meeting.

Ms. Kochevar’s decision is consistent with the Board’s ongoing succession planning process and reflects her intention to conclude ten years of service on the board, including service during the Company’s transition from a privately held company to a publicly traded company. Ms. Kochevar has been a valued member of the Board and has made significant contributions to the Company during a period of substantial growth and development.

Brett Schulman, Co-Founder and CEO, stated "We thank Karen for her long service on our Board and her guidance during a period of tremendous growth and change. We are profoundly grateful for Karen's service and her contributions over the years."

About CAVA Group:

CAVA is the category-deﬁning Mediterranean fast-casual restaurant brand, bringing together healthful food and bold, satisfying ﬂavors at scale. Our brand and our opportunity transcend the Mediterranean category to compete in the large and growing limited-service restaurant sector as well as the health and wellness food category. CAVA serves guests across age groups, genders, and income brackets and beneﬁts from generational tailwinds created by consumer demand for healthy living and a demographic shift towards greater ethnic diversity. We meet consumers’ desires to engage with convenient, authentic, purpose-driven brands that view food as a source of self-expression. The broad appeal of our food combined with these favorable industry trends drive our vast opportunity for continued growth.

Media Contact: cava@media.com